SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                             of 1934 (Amendment No.)

Filed by the Registrant    |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement
                               |_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|X|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|_|  Soliciting Material under Rule 14a-12

                           TITANIUM METALS CORPORATION
                (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule ( 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

|_| Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:


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                                     [LOGO]

                           TITANIUM METALS CORPORATION
                            1999 Broadway, Suite 4300
                             Denver, Colorado 80202

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 4, 2003

Dear Stockholder,

     You are cordially invited to attend a Special Meeting of Stockholders of Titanium Metals Corporation, a Delaware corporation (the "Company"). The meeting will be held on Tuesday, February 4, 2003 at 9:45 a.m., local time, at the offices of Valhi, Inc., Three Lincoln Center, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240 for the following purposes:

     1. To approve the amendment of the Company's Amended and Restated Certificate of Incorporation to do the following:

          (a) effect a reverse stock split of the Company's common stock pursuant to which any whole number of outstanding shares between and including eight and ten would be combined into one share of our common stock and to authorize the Company's Board of Directors to select the final exchange ratio within the identified range, as determined by the Board of Directors to be in the best interests of the Company and its stockholders; and

          (b) reduce the number of shares of capital stock the Company is authorized to issue from 100,000,000 shares (99,000,000 shares of common stock and 1,000,000 shares of preferred stock), par value $.01 per share, to 10,000,000 shares (9,900,000 shares of common stock and 100,000 shares of preferred stock), par value $.01 per share.

     2.   To conduct any other business properly brought before the meeting.

     These items of business are more fully described in the Proxy Statement accompanying this Notice.

     The record date for the Special Meeting is December 13, 2002. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

                              By Order of the Board of Directors,



                              Joan H. Prusse
                              Vice President, Deputy General Counsel & Secretary

Denver, Colorado
December 19, 2002
                               -------------------

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

                           TITANIUM METALS CORPORATION
                            1999 Broadway, Suite 4300
                             Denver, Colorado 80202

                                 PROXY STATEMENT
                       FOR SPECIAL MEETING OF STOCKHOLDERS
                                February 4, 2003

           QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

     We sent you this proxy statement and the enclosed proxy card or voting instruction form because the Board of Directors of Titanium Metals Corporation (sometimes referred to as the "Company" or "TIMET") is soliciting your proxy to vote at a Special Meeting of Stockholders. You are invited to attend the special meeting and we request that you vote on the proposal described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or voting instruction form.

     We intend to mail this proxy statement and accompanying proxy card on or about December 20, 2002 to all stockholders of record entitled to vote at the special meeting.

Who can vote at the special meeting?

     Only stockholders of record at the close of business on December 13, 2002 will be entitled to vote at the special meeting. This date is referred to in this proxy statement as the record date. On the record date, there were 31,849,538 shares of common stock outstanding and entitled to vote.

         Stockholder of Record: Shares Registered in Your Name
         ------------------------------------------------------

     If on the record date your shares were registered directly in your name with our transfer agent, EquiServe Trust Company, N.A., or EquiServe, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

         Beneficial Owner: Shares Registered in the Name of a Broker or Bank
         --------------------------------------------------------------------

     If on the record date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

         There is one matter scheduled for a vote:

         To approve the amendment of the Company's certificate of incorporation to:

          o effect a reverse stock split of the Company's common stock pursuant to which any whole number of outstanding shares between and including eight and ten would be combined into one share of our common stock and to authorize the Company's Board of Directors to select the final exchange ratio within the identified range, as determined by the Board of Directors to be in the best interests of the Company and its stockholders; and

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

          o reduce the number of shares the Company is authorized to issue from 100,000,000 shares (99,000,000 shares of common stock and 1,000,000 shares of preferred stock), par value $.01 per share, to 10,000,000 shares (9,900,000 shares of common stock and 100,000 shares of preferred stock), par value $.01 per share.

     Under Delaware law, in order for TIMET to amend its certificate of incorporation, the Board of Directors must first approve the amendment. The Board must then call a meeting of the stockholders for their vote on the proposed amendment, which is being done by this proxy statement and vote solicitation. The affirmative vote of a majority of the outstanding stock entitled to vote on the amendment is required to approve any amendment. Because TIMET's Board has passed a resolution that would enable it to effect a reverse stock split using an exchange ratio of either eight, nine or ten shares to one, with the final exchange ratio to be subsequently determined by the Board, there are three different versions of the amendment to TIMET's certificate of incorporation that you are being asked to consider and approve: one in which the exchange ratio is eight shares for one, the second in which the exchange ratio is nine shares for one, and the third in which the exchange ratio is ten shares for one. The three versions of the amendment differ only in respect of the specific exchange ratio each one contains. Each version of the amendment requires stockholder approval to be effective. You are being asked to authorize the Board to select the final exchange ratio and to cause the corresponding amendment to the certificate of incorporation to be filed with the Delaware Secretary of State and become effective. Each version of the amendment would also decrease the number of shares of capital stock the Company is authorized to issue. If the Board ultimately decides, after receiving stockholder approval, to abandon the reverse stock split proposal altogether, all three of the approved versions of the amendment to the certificate of incorporation would be abandoned and none would ever be filed or become effective. If the Board does not implement an approved reverse stock split prior to the one year anniversary of this special meeting of stockholders, the Board has agreed to seek stockholder approval before implementing any reverse stock split after that time.

How does the Board of Directors recommend that I vote?

     The Board of Directors unanimously recommends that the stockholders vote "For" the proposal.

How do I vote?

     You may vote "For" or "Against" or "Abstain" from voting. The procedures for voting are as follows:

              Stockholder of Record: Shares Registered in Your Name
             -------------------------------------------------------

     If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

          o To vote in person, come to the special meeting and we will give you a ballot when you arrive.

          o To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

 Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
 -------------------------------------------------------------------------------

         If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from TIMET. Simply complete and mail the voting instruction form to ensure that your vote is counted. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

     On each matter to be voted upon, you have one vote for each share of common stock you owned as of the record date. What if I return a signed proxy card but do not make specific choices? If you return a signed proxy card without marking any voting selections, your shares will be voted "For" the amendment of TIMET's certificate of incorporation. If any other matter is properly presented at the meeting, your proxy or agent (one of the individuals named on your proxy card) will vote your shares using his or her best judgment (subject to applicable limitations).

Who is paying for this proxy solicitation?

     TIMET will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. TIMET has retained D.F. King & Co., Inc. to aid in the distribution of this proxy statement at a cost we estimate at $3,500. TIMET will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

     What does it mean if I receive more than one proxy card or voting instruction form? If you receive more than one proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card or voting instruction form to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

     Yes. You may revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

          o You may submit another properly completed proxy card with a later date.

          o You may send a written notice that you are revoking your proxy to EquiServe, the inspector of elections, at P.O. Box 2500, Jersey City, New Jersey 07303-2500.

          o You may attend the special meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

     Votes will be counted by the inspector of elections appointed for the meeting who will separately count "For" and "Against" votes, abstentions and broker non-votes. (Under applicable rules of the New York Stock Exchange, or NYSE, and Securities and Exchange Commission, or SEC, brokers are authorized to vote on certain routine matters without receiving instructions from the beneficial owner of the shares registered in the brokers' name. If a broker who is entitled to vote on a routine matter does not vote the shares, such shares are called broker non-votes.) Abstentions will be counted towards the vote total for each proposal and will have the same effect as "Against" votes. Broker non-votes are counted in the calculation of whether or not a quorum is present (described below), but are not counted either as a vote "For" or "Against" in determining whether a matter has been approved. However, because approval of the proposal requires the affirmative vote of a majority of the shares outstanding (and not simply of those shares voted, in person or by proxy, at the meeting), a broker non-vote will have the same effect as an "Against" vote.

What is the quorum requirement?

     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding stock entitled to vote is represented either by votes present at the meeting or by votes sent in by proxy card. On the record date, there were 31,849,538 shares of TIMET's common stock outstanding and entitled to vote. Thus, 15,924,770 shares of TIMET's common stock must be represented by votes at the meeting or by proxy to have a quorum.

     Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will also be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How many votes are needed to approve the proposal?

     To be approved, the proposal to effect a reverse stock split and to reduce the number of authorized shares must receive a "For" vote from holders of a majority of our outstanding shares. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will not be counted either as a vote "For" or "Against," but, as explained above, will have the same effect as an "Against" vote.

     AS OF THE RECORD DATE, TREMONT CORPORATION, OR TREMONT, AND THE COMBINED MASTER RETIREMENT TRUST, OR THE CMRT, BOTH ENTITIES RELATED TO HAROLD C. SIMMONS, HELD, IN THE AGGREGATE, 47.6% OF THE OUTSTANDING SHARES OF TIMET COMMON STOCK, AND J. LANDIS MARTIN, TIMET'S CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, HELD 3.38% OF THE OUTSTANDING SHARES OF TIMET COMMON STOCK. TREMONT, THE CMRT AND MR. MARTIN HAVE EACH INDICATED THEIR INTENTION TO HAVE SUCH SHARES REPRESENTED AT THE SPECIAL MEETING AND TO VOTE SUCH SHARES "FOR" THIS PROPOSAL. THEREFORE, IF ALL OF SUCH SHARES ARE VOTED AS INDICATED, THE PROPOSAL WILL BE APPROVED.

What are the effects of the proposed reverse stock split and the reduction in authorized shares?

     If the proposal for the reverse stock split and reduction in authorized shares is approved by the stockholders and effected by the Board, each stockholder will own a reduced number of shares of our common stock in proportion to the exchange ratio selected by the Board. The reverse stock split will affect all stockholders uniformly. The Company will not issue fractional shares as a result of the reverse stock split but will instead "cash out" fractional shares at a price equal to the proportionate average of the closing sales prices of TIMET's common stock for ten full trading days prior to the effective date of the reverse stock split. This cashing out of fractional shares will have a very limited effect on stockholders' proportionate holdings of our common stock before and after the reverse stock split.

     In addition, for all stock options issued and outstanding under TIMET's two stock option plans, following the reverse stock split the number of shares of TIMET's common stock that will be issued upon exercise of such options will be reduced in proportion to the exchange ratio selected by the Board, and the exercise price of such options will increase by the same proportion. TIMET will pay cash for any fractional shares that would otherwise be issuable under any stock option based upon the market value of TIMET's common stock on the date of exercise. The number of shares that may be issued in the future under these option plans will be reduced by the same proportion.

     Further, the number of shares of TIMET common stock into which the convertible preferred securities that are issued by the TIMET Capital Trust I are convertible, and the conversion rate, will be reduced in proportion to the exchange ratio selected by the Board.

How can I find out the results of the voting at the special meeting?

     Final voting results are expected to be announced at the special meeting and publicly announced by press release shortly after the special meeting.

                                    PROPOSAL

                              AMENDMENT TO TIMET'S
          CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
                         AND TO REDUCE AUTHORIZED SHARES

OVERVIEW

     Our Board of Directors has unanimously approved a proposal to amend our certificate of incorporation to effect a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from eight-for-one to ten-for-one. The Board has recommended that this proposal be presented to our stockholders for approval. You are being asked to vote upon three versions of an amendment to our certificate of incorporation to effect this reverse stock split whereby either eight, nine or ten currently outstanding shares of our common stock will be combined into and become, after the reverse split, one share of our common stock, and to authorize the Board to select one of the three approved exchange ratios. Assuming the stockholders approve the proposal, the Board will have the sole discretion under Section 242(c) of the Delaware General Corporation Law, as it determines to be in the best interests of TIMET and its stockholders, both to select the specific exchange ratio (either eight, nine or ten shares for one) and also to decide whether or not to proceed to effect a reverse stock split or instead to abandon the proposal altogether. The Board believes that stockholder approval of the proposal granting the Board the discretion to pick an exchange ratio within this range or to abandon the reverse stock split altogether (rather than approval of a specified exchange ratio) will provide the Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of the Company and its stockholders.

     The text of the three versions of the proposed amendment to our certificate of incorporation is attached to this proxy statement as Appendix A. By approving the proposal, stockholders will approve all three versions of the amendment to our certificate of incorporation by which either eight, nine or ten outstanding shares would be combined into one share of our common stock, and will authorize the Board to select the final exchange ratio and file the appropriate version of the amendment, as determined by the Board in the manner described herein, and to abandon each version of the amendment not selected by the Board. The Board may also elect not to implement any reverse split.

     If the proposal is approved by the stockholders, and following such approval the Board determines that effecting a reverse stock split is in the best interests of the Company and its stockholders, the reverse stock split will become effective when the Company files the selected amendment with the Secretary of State of the State of Delaware. The amendment will identify the exchange ratio, that is the number of shares selected by the Board within the limits set forth in this proposal to be combined into one share of our common stock.

     If the Board elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of common stock would be reduced in accordance with the exchange ratio determined by the Board within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split.

     As a result of the reverse stock split, the number of outstanding shares of TIMET common stock will be reduced from approximately 31,849,538 million shares to between approximately 3,184,954 to approximately 3,981,192 million shares, depending on which of the three exchange ratios the Board selects and depending on the number of fractional shares.

     In addition to effecting the reverse stock split, each of the three versions of the amendment, if approved by stockholders and filed by the Board, would decrease the number of shares of capital stock the Company is authorized to issue. TIMET is currently authorized to issue up to 100,000,000 shares of capital stock (99,000,000 shares of common stock and 1,000,000 shares of preferred stock), each with a par value of $.01. The amendment would decrease the number of authorized shares to 10,000,000 shares (9,900,000 shares of common stock and 100,000 shares of preferred stock).

     The par value of our capital stock (both common stock and preferred stock) would remain unchanged at $0.01 per share.

REASONS FOR THE REVERSE STOCK SPLIT AND REDUCTION IN AUTHORIZED SHARES

     The Board believes that a reverse stock split may be desirable for several reasons. First, the Board believes the reverse stock split may increase our stock's market price to a level that may raise broader institutional and retail interest in purchasing our stock. Second, the Board believes that a reverse stock split may allow us to avoid the risk of having our common stock delisted from the NYSE.

     The Board believes that the increased market price of our common stock expected as a result of implementing a reverse stock split will improve the marketability of our common stock and will encourage interest and trading in our common stock. Given the trading volatility often associated with lower-priced stocks, many brokerage houses, institutional investors and funds have internal policies and practices that either prohibit them from investing in lower-priced stocks or tend to discourage individual brokers from recommending lower-priced stocks to their customers. Some of those policies and practices may cause the processing of trades in lower-priced stocks to be economically unattractive to brokers. Additionally, because brokers' commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

     Our common stock is traded on the NYSE under the symbol "TIE." In order for our common stock to continue to be traded on the NYSE, we must satisfy certain continued listing standards established by the NYSE. One standard is that if the closing sales price of our common stock is under $1.00 per share for 30 consecutive trading days, the NYSE may delist our common stock from trading on the NYSE. If our common stock were to be delisted from the NYSE and did not qualify for trading on the Nasdaq National Market or the Nasdaq SmallCap Market (which have comparable minimum share price requirements), our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternative markets are generally considered to be less efficient than, and not as broad as, the NYSE.

     While TIMET common stock has not traded below the $1.00 per share minimum for 30 consecutive trading days at any point, it has from time to time in October and early November 2002 traded below $1.00 per share for several consecutive days each time. The Board expects that a reverse stock split of our common stock will increase the market price of our common stock so that we should be able to maintain compliance with the NYSE's minimum price standard. However, there can be no assurance that the total market capitalization of our common stock after the reverse stock split will be equal to or greater than the total market capitalization of our common stock before the reverse stock split.

     The effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of our common stock after the reverse split will not rise in proportion to the reduction in the number of shares of our common stock outstanding as a result of the reverse stock split, and there can be no assurance that after the reverse split the market price per share will be above the $1.00 NYSE minimum price per share standard for a sustained period of time. The market price of our common stock is also based on other factors which are unrelated to the number of shares outstanding, including our future performance. Nevertheless, the Board believes that the proposed reverse stock split, on the terms described, will result in the market price of our common stock rising to the level necessary to satisfy the NYSE's $1.00 per share minimum price requirement.

     In addition, although we believe we are currently in compliance with the other NYSE listing criteria, there can be no assurance that we will be able to satisfy other NYSE continued listing requirements, even if the market price per share of our common stock remains in excess of $1.00 following the reverse split.

     After the proposed reverse split, the number of shares of our common stock outstanding will be reduced, which could make it more difficult to trade shares of our common stock. The Board is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the marketability of our common stock inherent in some of the policies and practices of institutional investors, funds and brokerage houses described above.

     The reduction in the number of shares of capital stock the Company is authorized to issue should reduce the amount paid by TIMET in franchise taxes in Delaware and possibly other states as well.

BOARD DISCRETION TO IMPLEMENT THE REVERSE STOCK SPLIT AND REDUCTION IN AUTHORIZED SHARES

     If the reverse stock split is approved by our stockholders, it will be effected only upon a determination by the Board that a reverse stock split (with an exchange ratio determined by the Board as described above) is in the best interests of the Company and its stockholders. Such determination will be based upon a number of factors, including satisfying the listing requirements for the NYSE, existing and expected investor interest in our common stock, prevailing market conditions and the likely effect of a reverse split on the market price of our common stock. However, even if the stockholders approve the reverse stock split the Board may, in its sole discretion, determine not to effect the reverse stock split and not to amend our certificate of incorporation accordingly, as it is permitted to do under Section 242(c) of the Delaware General Corporation Law. If the Board does not implement an approved reverse stock split prior to the one year anniversary of this special meeting of stockholders, the Board has agreed to seek stockholder approval before implementing any reverse stock split after that time.

     The proposed reduction in the number of shares of capital stock the Company is authorized to issue will occur only in conjunction with a reverse stock split. If the stockholders do not approve the reverse stock split or if the Board determines not to effect a reverse stock split in its discretion, as described above, then the number of shares of capital stock the Company is authorized to issue will not be reduced and our certificate of incorporation will not be amended.

EFFECTS OF THE REVERSE STOCK SPLIT AND REDUCTION IN AUTHORIZED SHARES

     If the reverse stock split is approved by our stockholders and implemented by the Board, each stockholder will own a reduced number of shares of our common stock. However, the proposed reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the limited extent that the reverse split would result in any of TIMET's stockholders owning a fractional share as described below. Proportionate voting rights, if any, and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash to stockholders instead of issuing fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to reverse stock split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split (again, subject to the treatment of resulting fractional share interests). The number of stockholders of record will not be affected by the proposed reverse stock split (except in the event that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

     The proposed reverse stock split will reduce the number of shares of common stock available for issuance under TIMET's 1996 Long Term Performance Incentive Plan, referred to as the TIMET Stock Incentive Plan, in proportion to the exchange ratio selected by the Board within the limits set forth in this proposal. Under the terms of this plan, the proposed reverse stock split will cause a reduction in the number of shares of common stock issuable upon exercise of the outstanding stock options and restricted stock awards previously issued or made under this plan in proportion to the exchange ratio of the reverse stock split. The Management Development & Compensation Committee of the Board, which has the authority under the TIMET Stock Incentive Plan to make other equitable adjustments to outstanding options and restricted stock awards under such plan, has determined that the exercise price under each outstanding stock option will be increased in the same proportion as the exchange ratio ultimately selected by the Board for any reverse stock split. The Company will pay cash for any fractional shares that would otherwise be issuable under any stock option or restricted stock award based upon the market value of TIMET's common stock on the date of option exercise or lapse of restrictions under a restricted stock award. Under the Company's 1996 Non-Employee Director Compensation Plan, referred to as the TIMET Director Compensation Plan, the directors of the Company who do not participate in the plan have discretion to determine if and how to adjust the terms of such plan and the terms of stock options previously issued under that plan following a reverse stock split. The sole "disinterested" director has determined that the number of shares of TIMET's common stock issuable upon the exercise of any stock options previously issued under the TIMET Director Compensation Plan will be reduced in proportion to the exchange ratio of the reverse stock split, and the exercise price of such outstanding options will increase by the same proportion.

     By way of example, if an employee or director holds an option to acquire 1,000 shares of common stock at an exercise price of $10.00 per share (under either the TIMET Stock Incentive Plan or the TIMET Director Compensation Plan), assuming the Board ultimately determines to effect a reverse stock split at an exchange ratio of ten-for-one, such option would thereafter represent the right to acquire 100 shares of post-split common stock at an exercise price of $100 per share. Similarly, if a holder of a restricted stock award under the TIMET Stock Incentive Plan were scheduled to receive 1,000 shares of common stock upon the lapsing of restrictions in each of 2003, 2004, and 2005, assuming the Board ultimately determined to effect a nine-for-one reverse stock split, such holder would then become entitled to receive 111 shares of post-split common stock when restrictions lapse in each of 2003, 2004 and 2005, together with a cash payment in an amount equal to the then-current market value of 0.11 of a post-split share each such year.

     The TIMET Capital Trust I, referred to as the TIMET Trust, is a statutory business trust formed under the laws of the State of Delaware that is 100% owned by TIMET. The TIMET Trust exists for the sole purpose of issuing certain convertible preferred securities, referred to as the convertible preferred securities, and investing in an equivalent amount of 6-5/8% Convertible Junior Subordinated Debentures due 2026 issued by TIMET. The convertible preferred securities are convertible, at the holders' option, into an aggregate of approximately 5.4 million shares of TIMET common stock at a conversion rate of
1.339 shares of our common stock for each convertible preferred security. The aggregate number of shares of common stock into which the convertible preferred securities are convertible and the conversion rate will be reduced in proportion to the exchange ratio selected by the Board within the limits of the proposal. The conversion rate of the convertible preferred securities following the reverse stock split would be between approximately 0.167 and 0.134 shares of our common stock for each convertible preferred security.

     If the proposed reverse stock split is implemented, it will increase the number of stockholders of the Company who own less than 100 shares of our common stock, commonly called "odd lots." Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions involving more than 100 shares of common stock.

     Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. If the proposed reverse stock split is implemented, our common stock will continue to be traded on the NYSE under the symbol "TIE," provided that TIMET satisfies the continued listing standards of the NYSE.

     Assuming a reverse stock split is effected, the amendment to TIMET's certificate of incorporation will also reduce the number of shares of capital stock that the Company is authorized to issue in the future. The reduction should result in approximately 4.8 to 5.8 million unissued and unreserved shares being available for future issuance. TIMET currently believes that the number of shares available for future issuance following any reduction will be adequate for its foreseeable future needs. However, it is possible that the reduction could leave TIMET without an adequate number of authorized but unissued shares in the future to address the need for shares to, for example, effect a stock split or dividend, conclude a financing or acquisition transaction, implement a stock-based stock option or other incentive compensation program, or issue additional convertible securities. Any future increase in the number of shares TIMET is authorized to issue would require stockholder approval.

     The proposed reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the exchange ratio selected by the Board in the manner described above, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding after the reverse split.

EFFECTIVE DATE

     The proposed reverse stock split and reduction in authorized shares of capital stock would become effective as of 5:00 p.m., Eastern time, on the date of filing of a certificate of amendment to our certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior to the effectiveness will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the reverse stock split ratio determined by the Board within the limits set forth in this proposal. The Company will make a public announcement if and when the Board subsequently determines to effect a reverse stock split and the effective date of any such split.

PAYMENT FOR FRACTIONAL SHARES

     No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares will, upon surrender to the exchange agent of certificates representing their fractional shares, be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the proportionate average of the closing sales prices of our common stock for ten full trading days prior to the effective date of the amendment to the Company's certificate of incorporation as reported on the NYSE by (ii) the number of shares of our common stock held by such stockholder before the reverse stock split that would otherwise have been exchanged for such fractional share interest.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the effective date of the reverse stock split, stockholders will be individually notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of pre-reverse split shares will be asked to surrender to the exchange agent all stock certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until that stockholder has surrendered his or her outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so. For stockholders who do not have a physical stock certificate and whose shares are represented by an electronic "book entry," the appropriate modification to the book entry will automatically be made to effect the reverse stock split.

ACCOUNTING CONSEQUENCES

     The par value per share of our common stock would remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionally from its present amount, based on the exchange ratio of the reverse stock split, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of our common stock outstanding following the reverse split. Cash paid for fractional shares to holders of TIMET stock options upon any exercise of such stock options would be recognized as a compensation charge at the time of exercise. We do not anticipate that any other material accounting consequences would arise as a result of either the reverse stock split or the reduction in the number of shares of capital stock the Company is authorized to issue.

NO DISSENTER'S RIGHTS

     Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter's rights with respect to the proposal to amend our certificate of incorporation to effect the reverse split and reduce the number of shares of capital stock the Company is authorized to issue. We will not independently provide our stockholders with any such right.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND REDUCTION IN AUTHORIZED SHARES

     The following is a summary of important U.S. tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. This summary is not complete and does not address stockholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended referred to as the Code, stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current U.S. law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

     The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received instead of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

     A holder of the pre-reverse split shares who receives cash instead of a fractional share interest will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

     There will be no tax consequences to a stockholder in connection with any reduction in the number of shares of capital stock the Company is authorized to issue.

     No gain or loss will be recognized by the Company as a result of the reverse stock split or the reduction in the number of shares of capital stock the Company is authorized to issue.


                        THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE IN FAVOR OF THE FOREGOING PROPOSAL

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

OWNERSHIP OF TIMET COMMON STOCK

     The following table presents certain information regarding the ownership of our common stock as of the record date by:

          o all those known by us to be beneficial owners of more than five percent of our common stock;

          o    each director;

          o    our  chief   executive   officer   and  four  other  most  highly
               compensated executive officers at December 31, 2001; and

          o    all of our directors and executive officers as a group. (1)

     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes having voting or investment power with respect to securities. With respect to each individual, beneficial ownership also includes shares of common stock that are subject to options held by that individual and exercisable within 60 days of the record date, and other securities convertible into shares of common stock within 60 days of the record date. These shares underlying stock options and convertible securities are not deemed outstanding for purposes of computing the percentage ownership of any person other than the individual holder of the option or convertible security and for all directors and executive officers as a group. Percentage of beneficial ownership is based on 31,849,538 shares of our common stock outstanding as of the record date. All information has been taken from or is based upon ownership filings made by such persons with the SEC or upon information provided by such person to the Company.

                         Ownership of TIMET Common Stock

                                                                          TIMET Common Stock
                                                                  -----------------------------------
                                                                      Amount and
                                                                      Nature of
                                                                      Beneficial         Percent of
                                                                    Ownership (2)         Class (3)
                                                                  -------------------    ------------


Name of  Beneficial Owner
-------------------------

Greater than 5% Stockholders
    Tremont Corporation (4)(5)                                        12,280,005              38.6%
    Combined Master Retirement Trust (4)                               2,865,200               9.0%
    Dimensional Fund Advisors Inc. (6)                                 2,718,800               8.5%
    ICM Asset Management, Inc. and James M. Simmons (7)                1,825,413               5.7%






Directors
    Norman M. Green                                                        1,000                ---
    J. Landis Martin (4)(8)                                            1,435,407               4.5%
    Dr. Albert W. Niemi, Jr. (9)                                           7,000                ---
    Glenn R. Simmons (10)                                                 13,000                ---
    Gen. Thomas P. Stafford (4)(11)                                       11,100                ---
    Steven L. Watson (4) (12)                                             20,500                ---

Other Executive Officers
    Dr. Charles H. Entrekin, Jr. (13)                                     68,200                ---
    Christian Leonhard (14)                                               63,000                ---
    Robert E. Musgraves (15)                                             103,150                ---
    Mark A. Wallace (16)                                                  86,500                ---

All Directors and Executive Officers of the Company as a group
(10 persons) (4)(8)(9)(10)(11)(12)(13)(14)(15)(16)(17)                 1,808,857               5.7%

-------------

(1) After the record date, the Board appointed Paul J. Zucconi to the Board of Directors. Effective with his appointment, Mr. Zucconi held 1,000 shares of TIMET common stock.

(2)  All beneficial ownership is sole and direct unless otherwise noted.

(3)  No percent of class is shown for holdings of less than 1%.

(4) Tremont and the Combined Master Retirement Trust, or the CMRT, directly beneficially own approximately 38.6% and 9.0%, respectively, of the outstanding shares of TIMET common stock. Valhi, Inc., or Valhi, established the CMRT to permit the collective investment by master trusts that maintain the assets of certain employee benefit plans adopted by Valhi and related companies. Harold C. Simmons is the sole trustee of the CMRT and a member of the trust investment committee of the CMRT. Valhi's board of directors selects the trustee and members of the trust investment committee for the CMRT. Harold C. Simmons, Glenn R. Simmons and Steven L. Watson are each members of Valhi's board of directors and are participants in one or more of the employee benefit plans that invest through the CMRT. However, each such person disclaims beneficial ownership of the shares of TIMET common stock held by the CMRT, except to the extent of his individual, vested beneficial interest, if any, in the assets held by the CMRT.

     Tremont Group, Inc., or TGI, NL Industries, Inc., or NL, and Valhi are the direct holders of approximately 80.0%, 0.1% and 0.1%, respectively, of the outstanding shares of common stock of Tremont. Valhi and NL are the direct holders of 80.0% and 20.0%, respectively, of the outstanding common stock of TGI.

     Tremont and Valhi have entered into a merger agreement pursuant to which Tremont would merge into a wholly owned subsidiary of Valhi. As a result, Tremont would become a wholly owned subsidiary of Valhi and stockholders of Tremont, other than Valhi and TGI, would receive shares of Valhi common stock (and cash in lieu of fractional shares). The merger is subject to stockholder approval and certain other conditions.

     Valhi and TGI have entered into a merger agreement pursuant to which TGI would merge into a wholly owned subsidiary of Valhi. As a result, TGI would become a wholly owned subsidiary of Valhi and NL would receive shares of Valhi common stock.

     Valhi and Tremont are the direct holders of approximately 63.2% and 21.4%, respectively, of the outstanding shares of common stock of NL. Valhi Group, Inc., or VGI, National City Lines, Inc., or National, and Contran Corporation, or Contran, are the holders of approximately 80.6%, 9.5%, and 2.1%, respectively, of the outstanding shares of common stock of Valhi. National, NOA, Inc., or NOA, and Dixie Holding Company, or Dixie Holding, are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc., or Southwest, are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc., or Dixie Rice, is the direct holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of 100% of the outstanding common stock of Dixie Rice and approximately 88.9% of the outstanding common stock Southwest. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons referred to as the Simmons Trusts, of which Mr. Simmons is the sole trustee. As sole trustee of the Simmons Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the Simmons Trusts. Mr. Simmons, however, disclaims beneficial ownership of any Contran shares held by the Simmons Trusts.

     Harold C. Simmons is Chairman of the Board of TGI, NL, Valhi, VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran, and a director of Tremont.

     By virtue of the holding of the offices, the stock ownership, and his service as trustee, all as described above, Mr. Simmons may be deemed to control the entities described above, and Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of the shares of Tremont, Valhi, NL and TIMET common stock held directly by certain of such other entities. Mr. Simmons, however, disclaims beneficial ownership of such shares beneficially owned, directly or indirectly, by any of such entities, except to the extent otherwise expressly indicated in this note.

     Glenn R. Simmons and Steven L. Watson are directors of NL, Valhi and Contran, J. Landis Martin is a director of NL and all of such persons are directors of TGI and Tremont. Gen. Thomas P. Stafford is a director of NL and Tremont. Each of such persons disclaims beneficial ownership of the shares of Tremont common stock that TGI, NL, Valhi or Contran directly or indirectly beneficially holds and the shares of TIMET common stock held by Tremont.

     The Harold Simmons Foundation, Inc., or the Foundation, directly holds approximately 1.4% of the outstanding shares of common stock of Valhi. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is Chairman of the Board of the Foundation and may be deemed to control the Foundation. Mr. Simmons, however, disclaims beneficial ownership of any shares of Valhi common stock held by the Foundation.

     The CMRT also directly holds approximately 0.1% of the outstanding shares of the common stock of Valhi. Harold C. Simmons, Glenn R. Simmons and Steven L. Watson each disclaim beneficial ownership of the shares of Valhi common stock held by the CMRT, except to the extent of his individual, vested beneficial interest, if any, in the assets held by the CMRT.

     The Contran Deferred Compensation Trust No. 2, or the CDCT No. 2, directly holds approximately 0.4% of the outstanding shares of common stock of Valhi. U.S. Bank National Association serves as the trustee of the CDCT No.
     2. Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations as they come due. Pursuant to the terms of the CDCT No. 2, Contran retains the power to vote the shares of Valhi common stock held by the CDCT No. 2, retains dispositive power over such shares and may be deemed the indirect beneficial owner of such shares. Mr. Simmons, however, disclaims beneficial ownership of the shares owned, directly or indirectly, by the CDCT No. 2, except to the extent of his interest as a beneficiary of the CDCT No. 2.

     Valmont Insurance Company, or Valmont, and a subsidiary of NL directly own 1,000,000 shares and 1,186,200 shares, respectively, of the outstanding shares of common stock of Valhi. Valhi directly holds 100% of the outstanding common stock of Valmont. Pursuant to Delaware law, Valhi treats the shares of common stock of Valhi owned by Valmont and the subsidiary of NL as treasury stock for voting purposes. For the purposes of this footnote, such shares are not deemed outstanding.

     On the record date, Harold C. Simmons' spouse is the direct owner of 69,475 shares of common stock of NL and 100,000 shares of the convertible preferred securities. After the record date, Mrs. Simmons acquired an additional 800,000 shares of the convertible preferred securities. Such convertible preferred securities are convertible into 1,205,100 shares of TIMET common stock, or 3.6% of the outstanding TIMET common stock assuming a full conversion of only the preferred securities held by Ms. Simmons. Mr. Simmons may be deemed to share indirect beneficial ownership of such shares. However, Mr. Simmons disclaims all such beneficial ownership.

     The business address of TGI, Valhi, VGI, National, NOA, Dixie Holding, Contran, the CMRT and the Foundation is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana 70542. The business address of Southwest is 402 Canal Street, Houma, Louisiana 70360. The business address of TRE Holdings is 16825 Northchase Drive, Suite 1200, Houston, Texas 77060.

(5) The address of Tremont Corporation is 1999 Broadway, Suite 4300, Denver, Colorado 80202.

(6) As reported in Amendment No. 2 to Statement on Schedule 13G filed with the Commission dated January 30, 2002. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(7) As reported in Amendment No. 4 to Statement on Schedule 13G filed with the Commission dated February 5, 2002. The address of ICM Asset Management, Inc. and James M. Simmons is W. 601 Main Avenue, Suite 600, Spokane, Washington 99201. Mr. James M. Simmons is not related to Harold C. or Glenn
     R. Simmons.

(8) The shares of TIMET common stock shown as beneficially owned by J. Landis Martin include (i) 340,600 shares that Mr. Martin has the right to acquire by the exercise of stock options within 60 days of the record date under the TIMET Stock Incentive Plan and (ii) 400 shares held by Mr. Martin's daughters, beneficial ownership of which is disclaimed by Mr. Martin. Mr. Martin is also the holder of 13,000 shares (10,000 shares held indirectly) of the convertible preferred securities. Such convertible preferred securities are convertible into 17,407 shares of TIMET common stock, which amount is included in the TIMET common stock ownership number shown for Mr. Martin. No other director or executive officer of TIMET is known to hold any convertible preferred securities.

(9) The shares of TIMET common stock shown as beneficially owned by Albert W. Niemi Jr. include 5,000 shares that Dr. Niemi has the right to acquire by the exercise of stock options within 60 days of the record date under the TIMET Director Compensation Plan.

(10) The shares of TIMET common stock shown as beneficially owned by Glenn R. Simmons include 5,000 shares that Mr. Simmons has the right to acquire by the exercise of stock options within 60 days of the record date under the TIMET Director Compensation Plan.

(11) The shares of TIMET common stock shown as beneficially owned by Thomas P. Stafford include 6,500 shares that Gen. Stafford has the right to acquire by the exercise of stock options within 60 days of the record date under the TIMET Director Compensation Plan.

(12) The shares of TIMET common stock shown as beneficially owned by Steven L. Watson include 10,000 shares that Mr. Watson has the right to acquire by the exercise of stock options within 60 days of the record date under the TIMET Director Compensation Plan.

(13) The shares of TIMET common stock shown as beneficially owned by Charles H. Entrekin, Jr. include (i) 28,000 shares that Dr. Entrekin has the right to acquire by the exercise of stock options within 60 days of the record date under the TIMET Stock Incentive Plan and (ii) 24,000 shares of TIMET common stock that represent restricted shares under the terms of the TIMET Stock Incentive Plan with respect to which shares Dr. Entrekin has the power to vote and receive dividends.

(14) The shares of TIMET common stock shown as beneficially owned by Christian Leonhard include (i) 17,800 shares that Mr. Leonhard has the right to acquire by the exercise of stock options within 60 days of the record date under the TIMET Stock Incentive Plan and (ii) 24,000 shares of TIMET common stock that represent restricted shares under the terms of the TIMET Stock Incentive Plan with respect to which shares Mr. Leonhard has the power to vote and receive dividends.

(15) The shares of TIMET common stock shown as beneficially owned by Robert E. Musgraves include (i) 52,800 shares that Mr. Musgraves has the right to acquire by the exercise of stock options within 60 days of the record date under the TIMET Stock Incentive Plan, (ii) 200 shares held by members of Mr. Musgraves' household, beneficial ownership of which is disclaimed by Mr. Musgraves and (iii) 24,000 shares of TIMET common stock that represent restricted shares under the terms of the TIMET Stock Incentive Plan with respect to which shares Mr. Musgraves has the power to vote and receive dividends. Of the shares of TIMET common stock shown as beneficially owned by Mr. Musgraves, 14,400 shares are pledged to TIMET to secure repayment of loans from TIMET made in 1998 and 2001 used to purchase such shares or pay taxes with respect to restricted shares on which the restrictions have lapsed.

(16) The shares of TIMET common stock shown as beneficially owned by Mark A. Wallace include (i) 48,000 shares that Mr. Wallace has the right to acquire by the exercise of stock options within 60 days of the record date under the TIMET Stock Incentive Plan and (ii) 24,000 shares of TIMET common stock that represent restricted shares under the terms of the TIMET Stock Incentive Plan with respect to which shares Mr. Wallace has the power to vote and receive dividends.

(17) The shares of TIMET common stock shown as beneficially owned by "All Directors and Executive Officers of the Company as a group" include 513,700 shares that members of this group have the right to acquire by the exercise of stock options within 60 days of the record date under the TIMET Stock Incentive Plan or the TIMET Director Compensation Plan, 17,407 shares that members of this group have the right to acquire by the conversion of convertible preferred securities and 96,000 shares of TIMET common stock that are restricted shares with respect to which members of the group have the power to vote and receive dividends.

     TIMET understands that Tremont and related entities may consider acquiring or disposing of shares of TIMET common stock through open-market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of TIMET common stock in the market, an assessment of the business of and prospects for TIMET, financial and stock market conditions and other factors. TIMET may similarly consider such acquisitions of shares of TIMET common stock and acquisition or disposition of securities issued by related parties. TIMET does not, and understands that Tremont also does not, presently intend to engage in any transaction or series of transactions that would result in the TIMET common stock's becoming eligible for termination of registration under the Exchange Act or ceasing to be traded on a national securities exchange.

    OWNERSHIP OF TREMONT AND VALHI COMMON STOCK

     By virtue of the TIMET share ownership described above, for purposes of the SEC's regulations, Tremont and Valhi may each be deemed to be the parent of TIMET. The following table and accompanying notes set forth the beneficial ownership, as of the record date, of Tremont common stock ($1.00 par value per share) and Valhi common stock ($.01 par value per share) held by (i) each director of TIMET, (ii) each executive officer of TIMET and (iii) all directors and executive officers of TIMET as a group. Except as set forth below and under the heading "Ownership of Convertible Preferred Securities" below, no securities of TIMET's subsidiaries or less than majority owned affiliates are beneficially owned by any director or executive officer of TIMET. All information has been taken from or is based upon, ownership filings made by such persons with the SEC or upon information provided by such persons to TIMET or Tremont.

     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. With respect to a given individual, beneficial ownership also includes shares of common stock subject to options held by that individual exercisable within 60 days of the record date and other securities convertible into shares of common stock within 60 days of the record date. These shares underlying stock options and convertible securities are not deemed outstanding for purposes of computing the percentage ownership of any person other than the holder of the option or convertible security and of all directors and executive officers as a group. Percentage of beneficial ownership is based on 6,424,858 and 115,118,917 shares of Tremont and Valhi common stock, respectively, outstanding as of the record date.

                   Ownership of Tremont and Valhi Common Stock

                                                    Tremont Common Stock               Valhi Common Stock
                                              --------------------------------- ---------------------------------
                                                  Amount and                        Amount and
                                                   Nature of                        Nature of
                                                  Beneficial       Percent of       Beneficial       Percent of
Name of  Beneficial Owner                        Ownership (1)      Class (2)      Ownership (1)      Class (2)
-------------------------
                                              -------------------- ------------ -------------------- ------------

Directors
    Norman M. Green                                     -0-            ---                -0-            ---
    J. Landis Martin (3)                             20,788            ---                -0-            ---
    Dr. Albert W. Niemi, Jr.                            -0-            ---                -0-            ---
    Glenn R. Simmons (3)(4)                              19            ---            151,183            ---
    Gen. Thomas P. Stafford (3)                         -0-            ---                -0-            ---
    Steven L. Watson (3)(5)                           4,474            ---            155,335            ---

Other Executive Officers
    Dr. Charles H. Entrekin, Jr.                        -0-            ---                -0-            ---
    Christian Leonhard                                  -0-            ---                -0-            ---
    Robert E. Musgraves                                 -0-            ---                -0-            ---
    Mark A. Wallace                                     -0-            ---                -0-            ---

All Directors and Executive Officers of the
Company as a group (10 persons) (3)(4)(5)(6)         25,281            ---            306,518            ---

-------------

(1)  All beneficial ownership is sole and direct unless otherwise noted.

(2)  No percent of class is shown for holdings of less than 1%.

(3) TGI, NL, and Valhi are the direct holders of approximately 80.0%, 0.1%, and 0.1%, respectively, of the outstanding shares of Tremont common stock. See note (4) to the table appearing under the heading "Ownership of TIMET Common Stock" above for information concerning individuals and entities that may be deemed to indirectly beneficially own the shares of Tremont common stock directly beneficially owned by such entities. Gen. Thomas P. Stafford, Glenn R. Simmons, Harold C. Simmons, Steven L. Watson and J. Landis Martin disclaim beneficial ownership of all of the shares of Tremont common stock owned by such entities, except as otherwise noted in such note (4).

(4) The shares of Valhi common stock shown as beneficially owned by Glenn R. Simmons include 148,000 shares that Mr. Simmons has the right to acquire by the exercise of stock options within 60 days of the record date under stock option plans adopted by Valhi. In addition, such shares include 800 shares held in a retirement account for Mr. Simmons' wife, beneficial ownership of which is disclaimed by Mr. Simmons.

(5) The shares of Valhi common stock shown as beneficially owned by Steven L. Watson include 153,300 shares that Mr. Watson has the right to acquire by the exercise of stock options within 60 days of the record date under stock option plans adopted by Valhi.

(6) The shares of Valhi common stock shown as beneficially owned by "All Directors and Executive Officers of the Company as a group" include 301,300 shares that members of this group have the right to acquire by the exercise of stock options within 60 days of the record date as described in notes
     (4) and (5) above.

OWNERSHIP OF CONVERTIBLE PREFERRED SECURITIES

     The TIMET Trust is a statutory business trust formed under the laws of the State of Delaware all of whose common securities are owned by TIMET. The TIMET Trust exists for the sole purpose of issuing the convertible preferred securities and investing in an equivalent amount of 6-5/8% Convertible Junior Subordinated Debentures due 2026 issued by TIMET, referred to as the TIMET debentures. The convertible preferred securities are convertible, at the holders' option, into an aggregate of approximately 5.4 million shares of TIMET common stock at a conversion rate of 1.339 shares of TIMET common stock for each convertible preferred security. The aggregate number of shares of common stock into which the convertible preferred securities are convertible and the conversion rate will be reduced in proportion to the exchange ratio selected by the Board within the limits of the proposal. TIMET has, in effect, fully and unconditionally guaranteed repayment of all amounts due on the convertible preferred securities.

     The convertible preferred securities were issued pursuant to an offering exempt from registration under the Securities Act of 1933, as amended. Pursuant to an agreement with the original purchasers of the convertible preferred securities, TIMET has subsequently registered under the Securities Act, among other things, the convertible preferred securities, the TIMET debentures, the TIMET common stock issuable upon the conversion of the convertible preferred securities, and certain other shares of TIMET common stock that are held by, or may be acquired by, Tremont. Except as set forth in note (8) to the table under the heading "Ownership of TIMET Common Stock" above, no director or executive officer of TIMET is known to hold any convertible preferred securities.

             STOCKHOLDER PROPOSALS FOR 2003 AND 2004 ANNUAL MEETINGS

     Stockholders may submit proposals on matters appropriate for stockholder action at TIMET's annual meeting of stockholders, consistent with rules adopted by the SEC. Such proposals must have been received by TIMET no later than December 12, 2002 for consideration for inclusion in the proxy statement and form of proxy relating to the 2003 Annual Meeting of Stockholders. Such proposals must be received by TIMET no later than November 29, 2003 to be considered for inclusion in the proxy statement and form of proxy relating to the 2004 Annual Meeting of Stockholders. Any such proposal should be addressed to: Corporate Secretary, Titanium Metals Corporation, 1999 Broadway, Suite 4300, Denver, Colorado, 80202.

                                  OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment (subject to applicable limitations on such authority).

                                  HOUSEHOLDING

     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

     This year, a number of brokers with account holders who are TIMET stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that either will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, or if you currently receive multiple copies of the proxy statement at your address and would like to request "householding" of Company communications, please notify your broker if your shares are not held directly in your name. If you own your shares directly rather than through a brokerage account, you should direct your written request to the corporate secretary, Titanium Metals Corporation, 1999 Broadway, Suite 4300, Denver, Colorado 80202 or contact the corporate secretary by phone at 303-296-5600, or by fax at 303-291-2990.


                                                     TITANIUM METALS CORPORATION


Denver, Colorado
December 19, 2002

                                   APPENDIX A

                CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                           TITANIUM METALS CORPORATION

     Titanium Metals Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: The name of the Corporation is Titanium Metals Corporation.

     SECOND: The date on which the Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State is December 13, 1955.

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend Sections 4.1 and 4.3 of the Amended and Restated Certificate of Incorporation of the Corporation to read in their entirety as follows:

     "4.1 Capital Stock. The total number of shares which the Corporation shall have authority to issue is 10,000,000 shares, consisting of (a) 100,000 shares of Preferred Stock, with a par value of $.01 per share ("Preferred Stock"); and (b) 9,900,000 shares of Common Stock, with a par value of $.01 per share ("Common Stock")."

     "4.3 Reverse Stock Split. Effective as of 5:00 p.m., Eastern time, on the date this Amendment to Certificate of Incorporation is filed with the Secretary of State of Delaware, each [*] shares of Common Stock then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock. No fractional shares will be issued and, in lieu thereof, stockholders otherwise entitled to receive a fractional share will instead receive cash for such stockholder's fractional share on a basis determined by the Board of Directors.

     FOURTH: This Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was 31,849,538 shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

         IN WITNESS WHEREOF, Titanium Metals Corporation has caused this Certificate of Amendment to be signed by its _______________ as of _________________ ___, 200_.


TITANIUM METALS CORPORATION
By:  ________________________
Name:  ______________________
Title:  _____________________



* By approving this amendment, stockholders will be approving the combination of any whole number of shares of TIMET common stock between and including eight (8) and ten (10) into one (1) share of TIMET common stock as the exchange ratio and authorizing the Board of Directors to select one of the approved exchange ratios. The Certificate of Amendment that will be filed with the Secretary of State of the State of Delaware will include only that exchange ratio determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. The Board of Directors will not implement any amendment providing for a different exchange ratio, and may elect to implement no amendment.

                                      PROXY
                           TITANIUM METALS CORPORATION
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 4, 2003

     The undersigned hereby appoints Robert E. Musgraves, Joan H. Prusse and Matt O'Leary and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of Titanium Metals Corporation (the "Company") which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at the offices of Valhi, Inc., Three Lincoln Center, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240 on February 4, 2003 at 9:45 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                          (Please Sign on Reverse Side)

                                SEE REVERSE SIDE

-------------------------------------------------------------------------------

[X]Please mark your votes as in this example.

     Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to EquiServe P.O. Box 2500, Jersey City, New Jersey 07303-2500.

Management recommends a vote "FOR" the following proposal.

1. To approve the amendment of the Company's Amended and Restated Certificate of Incorporation to do the following:

     (a) effect a reverse stock split of the Company's common stock pursuant to which any whole number of outstanding shares between and including eight and ten would be combined into one share of our common stock and to authorize the Company's Board of Directors to select the final exchange ratio within the identified range, as determined by the Board of Directors to be in the best interests of the Company and its stockholders; and

     (b) reduce the number of shares of capital stock the Company is authorized to issue from 100,000,000 shares (99,000,000 shares of common stock and 1,000,000 shares of preferred stock), par value $.01 per share, to 10,000,000 shares (9,900,000 shares of common stock and 100,000 shares of preferred stock), par value $.01 per share.

                    [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.


    Signature(s)                                     Date
                  ----------------  ---------------      ----------------------

                  ----------------  ---------------      ----------------------



     Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.